EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-264233 and 333-257384) on Form S-8 of our reports dated April 3, 2023, with respect to the consolidated financial statements of Sprinklr, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, NY
April 3, 2023